                                                                                                                                                                          EXHIBIT 10.23

JDS UNIPHASE CORPORATION
430 North McCarthy Blvd
Milpitas, California 95035
USA

408 546-5000
www.jdsu.com

December 5, 2008

Kevin J. Kennedy
JDSU
430 North McCarthy Blvd
Milpitas, CA 95035

Dear Kevin:

This letter agreement (“Agreement”) confirms the terms of your transition from Chief Executive Officer and President of JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) presently scheduled for December 31, 2008 (the “Transition Date”). The Effective Date of this Agreement will be the 8th day following the date of your signature below.

On or before the Transition Date the Company will provide you with your final paycheck, which will include all accrued, but unpaid base pay and accrued ESPP contributions, if any.  Additionally, within seven (7) days of the Transition Date, the Company will provide you with a bonus of $400,000, less applicable withholdings as required by local, state and federal law.  Also, upon termination of your employment you will be eligible for COBRA benefits continuation.

Because you have agreed to continue service to the Company as member of the Board of Directors, in the role of Vice Chairman,1 equity awards previously granted to you will continue to vest and remain exercisable in accordance with the terms of each grant agreement and applicable plan.

The Company and you have agreed to enter a transitional consulting agreement, pursuant to which the Company may benefit from your continued guidance and support with our leadership transition and on key initiatives, for the period from January 1, 2009 through December 31, 2009.  The terms and consideration of that consulting relationship are set forth in that agreement, provided herewith.

Notwithstanding anything herein to the contrary, this Agreement is intended to comply with the provisions of Internal Revenue Code section 409A, as in effect from time to time.  To the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i) (prohibiting certain payments to a “specified employee” within six (6) months of such employee’s separation from service), any payment hereunder that may be made to you on account of the termination of your employment with the Company shall be delayed by the Company if and to the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i).

The Company reaffirms its continuing obligations to you pursuant to the Company’s Articles, Bylaws and applicable law to defend and indemnify you against claims, actions and causes of action arising out of your employment and service to the Company.  For clarity, these obligations will survive the Effective Date of this Agreement.  You will also continue to be covered under the applicable Company insurance policies relative to such claims.  You agree to assist the Company as reasonable necessary to effectuate the obligations reaffirmed under this paragraph.

As a result of your resignation of employment you will also be resigning from service as a director and/or officer or similar capacity from Company subsidiaries and affiliates to which you have for purposes of convenience been appointed.  The Company’s legal department will work with you to ensure you are relieved from these obligations.  Thank you in advance for your assistance with that process.

Your employee Proprietary Information and Assignment of Inventions Agreement signed upon the commencement of your employment, all agreements pertaining to your previously granted equity incentive awards, and the Indemnification Agreement between you and the Company, will continue in full force and effect in accordance with their terms.  Except as described in this Agreement  and the transitional consulting agreement, any further rights under any other agreements related to your employment as President and Chief Executive Officer of the Company, whether written or oral, shall cease as of the Effective Date hereof, including without limitation any right to future payment, equity grants, or other benefits.  This Agreement and the associated transitional consulting agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of employment, will supersede any previous discussions and understandings except as explicitly provided herein, and may not be modified except in writing signed by both of us.

In consideration of the terms of this Agreement and exchange for the benefits described above, you agree, on behalf of yourself, your successors and your assigns, to release and absolutely discharge the Company and its present and former officers, directors, agents, employees, attorneys, insurers and affiliated entities from any claims, actions and causes of action, known or unknown, that you may now have, or at any other time had, or shall or may have against these released parties including claims arising from or related to your employment, the termination of your employment, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement, including but not limited to claims for compensation (including bonus and severance payments), stock options or claimed rights related to stock options, breach of contract, wrongful termination, retaliation, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, personal injury, defamation or national origin, race, color, age, sex, sexual orientation, religious, disability, medical condition or other discrimination or harassment under the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination In Employment Act of 1967 (including the Older Workers’ Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code (and analogous laws of any other state), any other analogous state or federal laws or any other applicable law, all as they have been or may be amended.  To the fullest extent permitted by law, you agree not to file any claim, action or demand based on any of the matters released above.

You agree that this release specifically covers known and unknown claims and you waive your rights under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

Except to the extent necessary or appropriate for in your continuing capacity as a member of the Board of Directors or as a consultant, you agree to return all Company property, including, without limitation, all records, other documents, or materials.  For clarity, we acknowledge that you are retaining your laptop computer and blackberry device.

You and the Company agree that any and all disputes arising out of the terms of this Agreement or their interpretation, any of the matters released herein, or any other dispute between the parties, shall be resolved by final and binding arbitration before the American Arbitration Association ("AAA") under its Employment Dispute Resolution Rules.  The arbitration shall take place in the state in which you resided on the Transition Date.  In any such arbitration, each side shall bear their own attorney’s fees and costs and the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitrator’s award.  Any dispute regarding the enforceability of this agreement to arbitrate will be governed by the Federal Arbitration Act, if applicable, and if not, then the arbitration act of the state in which you last worked for the Company.

If any provision of this Agreement is for any reason found by an arbitrator or a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s General Counsel.  Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Kevin, we thank you for your many contributions and long service to the Company and look forward to your continued support and partnership.

Sincerely,

Matthew K. Fawcett
General Counsel

Agreed and Accepted:

____________________                                                                           _________________
Kevin J. Kennedy                                                                           Dated

1 You are a Class I Director with a current term expiring at the 2010 Annual Meeting of Stockholders.